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Exhibit 99.1

Z-TEL TO DISCUSS PLANS FOR 2004 AT INVESTMENT CONFERENCE

         Announces Expected 2nd Quarter Launch of VOIP Services for Consumers and Businesses

TAMPA, Fla., Jan. 8 /PRNewswire-FirstCall/ -- Gregg Smith, president and chief executive officer for Z-Tel Technologies, Inc. (Nasdaq: ZTEL), will present an overview of the company's performance in 2003 and its plans for 2004 today at Sixth Annual Needham Growth Conference at 2:30 p.m. EST. To hear a Web cast of Mr. Smith's presentation, please visit www.wallstreetwebcasting.com/webcast/needham7/ztel .

Z-Tel offers local and long distance telephone service to residential and business customers both directly and through wholesale relationships. According to Mr. Smith, the company currently manages over 500,000 active lines in service, including end customers acquired by wholesale customer Sprint, which offers Z-Tel-powered local service bundles to its customers. According to Smith, the company expects to have generated approximately $290 million in revenue for 2003, up substantially from 2002, and have recorded positive operating income for the seventh consecutive quarter. Moreover, the company's liquidity position remained in the range of prior quarters, as it ended the year with approximately $12 million in cash on hand.

At today's conference, Smith will note that Z-Tel's business sales division saw healthy gains in the last quarter of the year, closing the year with over 20,000 lines in service. The company expects the number of business lines to grow even more rapidly in 2004 and to account for an increasing percentage of its total lines in service. Business lines are often with major national accounts and are under contracts ranging from one to three years. Currently, over 50 percent of Z-Tel's monthly line additions are business lines, and the company expects to have over 45,000 lines in service by the end of the first quarter of 2004.

Mr. Smith said, "Longtime observers of Z-Tel know that we have continued our heavy investment in intellectual property, including real-time communications services and world class back office capabilities. During the past year, we have increasingly focused on business applications and the growth of our wholesale business. We have long kept in place a next-generation network group that was tasked with looking past conventional telecommunications architectures. Last year we implemented Internet protocol softswitches for internal call processing and have long maintained a laboratory to test new softswitches and integrated access devices. Today, virtually all of our own technology is transport-independent, and our enhanced services are packet-based. So during 2003, we shifted more of our resources to deploying VOIP [voice over Internet protocol] for consumer and business applications and are building application sets that will appeal to target markets."

Mr. Smith continued, "Our reviews during the latter part of 2003 indicated that

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softswitches, media gateways, and integrated access devices have made great strides in managing voice traffic as part of data streams, thereby retaining consumer and business voice quality demands. As a result, we recently purchased Cisco equipment necessary for our planned second quarter 2004 deployment of a VOIP network in selected regions of Florida and Georgia, enabling combined VOIP and broadband offerings to business customers. We plan to expand into additional markets with our own network in future quarters and to construct a nationwide footprint with our own network equipment and those of other IP providers.

"Z-Tel has unique capabilities to provide VOIP to a wide range of users and to scale the business substantially during 2004. We operate in 48 states, have proven our ability to manage complicated provisioning processes for residential, business, and wholesale customers and to offer leading-edge services, including voice recognition and robust communications services, not available from any other carrier. Our back office capabilities position us well to handle the complexities involved in developing this new paradigm, which now processes thousands of orders per day, handles over one billion call detail records monthly, manages multiple network providers, and offers service on a direct and wholesale basis. These capabilities, along with managing number portability and integrating computer and telephone applications in ways that make sense for end users, are key resources proven at Z-Tel.

Mr. Smith concluded, "Z-Tel is continually adding to its access resources beyond UNE-P [unbundled network element platform], and we can now offer services to customers that range from single consumers to substantial businesses. The network choices will vary by application, and customers will come to companies like Z-Tel to arrange for and manage those services. Communications continue to evolve rapidly, and we believe that Z-Tel is heading much more in the direction of being a communications management company rather than solely a UNE-P provider. We're pleased with our progress to date and are excited about our prospects in the year ahead."

About Z-Tel

Founded in 1998, Z-Tel offers consumers and businesses nationwide traditional and enhanced telecommunications services. Z-Tel's enhanced services, such as Internet-accessible and voice-activated calling and messaging features, are designed to meet customers' communications needs intelligently and intuitively. Z-Tel also makes its services available on a wholesale basis. For more information about Z-Tel and its innovative services, please visit www.ztel.com.

This press release contains forward-looking statements. These forward-looking statements are based on the belief of our management, as well as assumptions made by and information currently available to our management. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. The words "believe," "anticipate," "intend," "expect," "estimate," "project" and similar expressions are intended to identify forward-looking statements. Forward-looking statements describe our expectations today of what we believe is most likely to occur or may be reasonably achievable in the future, but they do not predict or assure any future occurrence and may turn out

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to be wrong. Forward-looking statements are subject to both known and unknown risks and uncertainties and can be affected by inaccurate assumptions we might make. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. We do not undertake any obligation to publicly update any forward-looking statements to reflect new information or future events or occurrences. These statements reflect our current views with respect to future events and are subject to risks and uncertainties about us, including risk factors that are described in detail in Z-Tel's 2002 Annual Report on Form 10-K filed on March 31, 2003; and in Z-Tel's other filings with the Securities and Exchange Commission.

SOURCE  Z-Tel Technologies, Inc.
    -0-                             01/08/2004
    /CONTACT: Sarah E. Bohne, Director of Investor Relations for Z-Tel Technologies, Inc., +1-813-233-4586, or ir@z-tel.com /
    /Web site: http://www.wallstreetwebcasting.com/webcast/needham7/ztel
               http://www.ztel.com /
    (ZTEL)